SECOND AMENDMENT TO EXCHANGE TRADED CONCEPTS TRUST II
ETF DISTRIBUTION AGREEMENT

This Second Amendment (“Amendment”) to the Distribution Agreement dated as of May 23, 2013 (the “Agreement”), by and between Exchange Listed Funds Trust (f/k/a Exchange Traded Concepts Trust II) (the "Trust") and Foreside Fund Services, LLC (Distributor," and together with the Trust, the "Parties") is entered into as of ___________, 2016 (the “Effective Date”).

WHEREAS, the Trust and Distributor desire to amend Exhibit A of the Agreement to reflect the addition one Fund; and

WHEREAS, Section 8(b) of the Agreement requires that amendments to the Agreement be made in writing and executed by all Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto to reflect the addition of The WEAR ETF.

3.	Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

EXCHANGE LISTED FUNDS TRUST		FORESIDE FUND SERVICES, LLC

By:		By:
	Name:		Mark A. Fairbanks, Vice President
Title:

ETF DISTRIBUTION AGREEMENT

EXHIBIT A

Horizons S&P Covered Call ETF
Horizons S&P Financial Select Sector Covered Call ETF
Horizons S&P Energy Select Sector Covered Call ETF
GaveKal Knowledge Leaders Emerging Markets ETF
GavKal Knowledge Leaders Developed World ETF
The WEAR ETF